Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings
 Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Real Estate Securities Fund (BR_REIT)

The Offering

Key Characteristics (Complete ALL Fields)
Date of
Offering
Commencement:
05-21-2014
Security Type:
EQUITY/EQUITY

Issuer
American Realty Capital Properties, Inc.
(Equity)
Selling
Underwriter
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Affiliated
Underwriter(s)
[X] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Merrill Lynch, Pierce, Fenner & Smith
Incorporated, Citigroup Global Markets
Inc., Barclays Capital Inc., J.P. Morgan
Securities LLC, Capital One Securities,
Inc., Credit Suisse Securities (USA) LLC,
Deutsche Bank Securities Inc., Wells Fargo
Securities, LLC, Robert W. Baird & Co.
Incorporated, Ladenburg Thalmann & Co.
Inc., BMO Capital Markets Corp., JMP
Securities LLC, Janney Montgomery Scott
LLC, Mizuho Securities USA Inc., PNC
Capital Markets LLC, Piper Jaffray & Co.,
RBS Securities Inc.

Transaction Details
Date of Purchase
05-21-2014

Purchase Price/Share
(per share / % of par)
$12.00
Total Commission,
Spread or Profit
3.496%

1.	Aggregate Principal Amount Purchased (a+b)
41,170
a.US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
37,150
b.Other BlackRock Clients
4,020
2.	Aggregate Principal Amount of Offering
120,000,000
Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.00034

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[X] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date:
05-27-2014

Global Syndicate Team Member




Approved by:
Eileen Rodriguez, Steven DeLaura
Date:
05-27-2014

Global Syndicate Team Member